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                                     EXHIBIT 99.1

Letter dated May 28, 1998, from Bert Fingerhut, Chairman of the Board of Directors and Acting Chief Executive Officer of Cortech, to Paul O. Koether of Asset Value Fund Limited Partnership.



                                     May 28, 1998


Via Fax (908-234-9355) and FedEx
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Mr. Paul O. Koether
Asset Value Fund Limited Partnership
376 Main Street
P.O. Box 74
Bedminster, New Jersey  07921


     Re:  Cortech, Inc.
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Dear Mr. Koether:

     As I indicated during our two telephone conversations on Monday and Tuesday of this week, I am disappointed by your stated position that no purpose would be served by a meeting amongst yourself, Cortech Board member Charles Cohen and me unless the Cortech Board of Directors first capitulates on four demands of Asset Value Fund Limited Partnership (which are outlined below). Your response is particularly troublesome since (i) I indicated that each of your demands is an appropriate subject for discussion, and that the Cortech Board is open on how best to accommodate the legitimate interests of all stockholders, and (ii) your demands appear to have doubled within a very short period (I.E., as reported to me, you identified only TWO firm demands in your last conversation with Kenneth Lynn, formerly Cortech's Chairman and CEO, a little over two weeks ago).

     To recount the circumstances of our discussion, last week a representative of Cortech's special counsel contacted one of your lawyers, indicating that I would be calling you this week. The announced purpose of my call was to initiate discussion of a potential slate of nominees for election to the Cortech Board. As you know, the current Board embraces your call for stockholder democracy and has a genuine interest in avoiding a costly proxy fight.

     In our first conversation this week, you identified the following four demands which must be met before you would agree to a meeting:

     (1) Election of three representatives of Asset Value Fund to the Cortech Board (constituting a majority of the current five-person Board);

     (2) Elimination of the current classification of the Cortech Board (thus opening all Board positions to election at each Annual Meeting of Stockholders);

     (3) Provision of the right for any ten percent stockholder to call a special meeting of Cortech's stockholders; and

     (4) Elimination of Cortech's stockholder rights plan (which presently acts to prevent a stockholder, or any group of stockholders acting together, absent prior approval from and action by the Cortech Board, from owning more than 15% of Cortech's stock).

I did not agree to requests (1), (3) or (4) during our conversations, and I do not so agree now.

     However, I did acknowledge a willingness to discuss an overall RECONSTITUTION of the Cortech Board at the forthcoming Annual Meeting of Stockholders, as well as a declassification of the Board, and I hereby reaffirm such willingness. A reconstituted Cortech Board, following the Annual Meeting, COULD THEN EXAMINE YOUR DEMANDS, as well as the broad range of issues facing Cortech, and embark on whatever course the new Board felt best served the legitimate interests of all stockholders.

     As I told you, several substantial stockholders I have spoken with do not endorse your demands. However, I tried to explain to you that all of the subjects you have raised are open for discussion. I also made it clear that the present Cortech Board has neither a desire to perpetuate unduly its influence over Cortech's destiny nor a willingness to expend needlessly substantial sums in a counter-productive proxy fight. Nonetheless, you were unmoved in your insistence that no meeting would occur without an immediate and unconditional capitulation with respect to your demands.

     After our first conversation on Monday, I called you back on Tuesday in a further attempt to engage you in a meeting with Charles Cohen and me (I'm not used to groveling, but on behalf of Cortech's best interests I believe I did). You again refused to meet, absent prior capitulation on your four demands. This is unfortunate since I believe we might have accomplished a great deal.

     Since you have refused to meet with representatives of the Cortech Board, let me tell you, in writing, some of what Charles and I would have reviewed with you at a meeting:

     - First, as I've indicated above, we could agree that (i) ALL Cortech directorships be opened for election this year and (ii) the Cortech Board could reasonably be declassified by amendment of the Cortech Certificate of Incorporation;(1) and

     - Second, the Cortech Board could agree on a slate of nominees for the reconstituted Cortech Board which would be filled by individuals representing significant stockholder constituencies.

I think the foregoing positions epitomize the "stockholder democracy" you have espoused.

     Again, aside from these positions, I strongly think the balance of your demands are better left for resolution by a reconstituted Cortech Board.(2) Having tried to engage you in a dialogue over what appeared to be our mutual desire to provide significant stockholder constituencies, such as Asset Value Fund, with appropriate representation on a reconstituted Cortech Board, we are prepared to let your devout interest in stockholder democracy, like ours, determine the course of future events.

                                        Very truly yours,

                                        /s/ Bert Fingerhut

                                        Bert Fingerhut, Chairman


cc:  Charles Cohen, Ph.D., Cortech Board Member
     Donald Kennedy, Ph.D., Cortech Board Member
     Allen Misher, Ph.D., Cortech Board Member
     David Snyder, Pillsbury Madison & Sutro LLP











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(1)  As you know, amendment of the Cortech Certificate of Incorporation requires action by the Cortech Board of Directors AND the Cortech stockholders.


(2) While the Cortech Board believes that the stockholder rights plan and limitations on the category of parties able to call a stockholder meeting can and have served the interests of stockholders broadly (as opposed to the interests of only a few stockholders), the Cortech Board can understand how a reconstituted Board, under certain circumstances, could see its way to eliminating the stockholder rights plan and/or expanding the category of parties able to call a stockholder meeting.